Exhibit 99.5

Consent of Director Nominee

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who will become a director of Adit EdTech Acquisition Corp. (“ADEX”) as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of November 29, 2021 by and among ADEX, ADEX Merger Sub, LLC and Griid Holdco LLC) in the proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of ADEX, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Neal Simmons	December 23, 2021
Neal Simmons	Date